The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated September 15, 2014

								Filed under 424(b)(3), Registration Statement No. 333-186728
				Pricing Supplement No. 180 - Dated Monday, September 15, 2014 (To: Prospectus Dated February 19, 2013, and Prospectus Supplement Dated February 19, 2013)
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054LYM9		100%	1.250%		2.400%	Semi- Annual	09/15/2019	03/15/2015	$11.33	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 09/15/2015 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 09/15/2015 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

26054LYN7		100%	1.450%		3.100%	Semi- Annual	09/15/2021	03/15/2015	$14.64	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 09/15/2015 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 09/15/2015 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

26054LYP2		100%	1.800%		3.700%	Semi- Annual	09/15/2024	03/15/2015	$17.47	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 09/15/2015 and every coupon date thereafter

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC

The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 09/15/2015 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

The Dow Chemical Company 2030 Willard H. Dow Center Midland, Michigan 48674

Trade Date: Monday, September 22, 2014 @ 12:00

PM ET Settle Date: Thursday, September 25, 2014

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry

only DTC Number 0235 via RBC Dain Rauscher Inc

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

The Dow Chemical Company The Dow Chemical Company InterNotes